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                                                                     Exhibit F-2



November 29, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Conectiv (File No. 70-9607)

Ladies and Gentlemen:

As General Counsel for Conectiv, a Delaware corporation ("Conectiv"), I have acted as counsel to Conectiv, Delmarva Power & Light Company ("DPL"), and Atlantic City Electric Company ("ACE," collectively, "Applicants") with respect to the matters described in the Application-Declaration on Form U-1 (File No. 70-9607) (the "Application"), as amended, of the Applicants filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935 (the "Act"). The Application sought, among other things, the Commission's authorization of the sale by DPL of a 7.51% (164 MW) ownership interest in the Peach Bottom Atomic Power Station Unit Nos. 2 and 3 ("Peach Bottom") to PECO Energy Company ("PECO") (the "Transaction"). PECO owned 42.49% of Peach Bottom prior to consummation of the Transaction. Orders were issued by the Commission approving the Application on December 28, 2000 and October 12, 2001.

I am a member of the bars of the State of Delaware and the Commonwealth of Virginia, the states in which DPL is incorporated. I am not a member of the bar of the Commonwealth of Pennsylvania, where the assets sold by DPL are located. I do not hold myself out as an expert in the laws of any state other than Delaware and Virginia. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed by Conectiv who is a member of the bar of the Commonwealth of Pennsylvania.

In connection with this opinion, I or attorneys in whom I have confidence have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Applicants and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In this examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, we have relied, when relevant facts were not independently established, upon statements contained in the Application.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, I am of the opinion that:

         1. All state laws applicable to the Transaction have been complied with.

         2. Conectiv is a corporation validly organized and duly existing under the laws of the State of Delaware. DPL is a corporation validly organized and duly existing under the laws of the State of Delaware and the Commonwealth of Virginia.

         3. The consummation of the Transaction did not violate the legal rights of the holders of any securities issued by DPL, or any associate company thereof.

         4. The Transaction has been carried out in accordance with the Application, as amended.

I hereby consent to the filing of this opinion together with the Certificate of Conectiv filed pursuant to Rule 24.

Very truly yours,

/s/ Peter F. Clark
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Peter F. Clark